Exhibit 5


              [Letterhead of Dennis J. Broderick,
                     Senior Vice President
                 General Counsel and Secretary]




                        January 16, 1998


Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202


                 Re:  1992 Incentive Bonus Plan


Ladies and Gentlemen:

          In my capacity as General Counsel of Federated
Department Stores, Inc., a Delaware corporation (the
"Company"), I have acted as counsel for the Company in connection with the proposed issuance pursuant to the above-referenced plan (the "Plan") of up to 200,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration
Statement").

          I have examined the Plan and such other
documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that the shares that may be issued pursuant to the Plan, when issued in accordance with the Plan and appropriate forms of agreements and other documentation contemplated thereby, will be duly authorized, validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                /s/ Dennis J. Broderick

                                Dennis J. Broderick
                                General Counsel